Exhibit 10.1

info@neonode.com www.neonode.com www.linkedin.com/company/neonode employment agreement

This employment agreement (the “Employment Agreement”) is entered into on this day between (1) Neonode Inc., a Delaware Corporation, (“Neonode”); and (2) Lars Lindqvist, Hågavägen 15, 168 54 Bromma, (the “Employee”).

1	employment, Term and position

1.1	The Employee is hereby employed as Chief Financial Officer (“CFO”) at Neonode.

1.2	The employment shall commence on 2014-08-15 (“Commencement Date”). The employment shall last until further notice.

1.3	As from the Commencement Date, the Employee’s employment is governed by the terms and conditions of this Employment Agreement between the parties. This Employment Agreement overrules and supersedes all previous agreements between the parties.

1.4	The Employee’s place of work is at Neonode’s office in Stockholm. In order to safeguard Neonode’s interests in the best way, the Employee is obliged, from time to time, to travel within as well as outside Sweden. No further reimbursement is paid for the performance of the duties in addition to what is set out in this Employment Agreement.

2	duties and responsibilities

2.1	The Employee’s main duties as CFO include, but are not limited to, the following duties:

Strategy

●	Assist the Chief Executive Officer (“CEO”) in assessing organizational performance against the annual budget, forecast and company’s long-term strategy.

●	Work with the CEO on the strategic agenda including fostering and cultivating internal and external stakeholders and the Board.

●	Develop tools and systems to provide critical financial and operational information to the CEO and make actionable recommendations on both strategy and operations.

●	Assist in establishing yearly objectives and meeting agendas, and selecting and engaging outside consultants (auditors, legal and investment advisors).

●	Oversee long-term budgetary planning and costs management in alignment with company strategic plan including potential acquisitions and collaborations with external partners.

Executive Management

●	Serve as a member of the executive management team with active participation to guide and support the team.

●	Participate in key decisions pertaining to strategic initiatives, operating models and operational execution.

●	Participate in corporate policy review and deployment as a member of the executive management team.

Financial Planning, Follow up and Analysis

●	Prepare and maintain relevant and regular internal financial planning and follow up reports; Quarterly profit & loss and cash flow budget/forecast on 12 months rolling basis and monthly actuals by business unit (consumer and systems), functional area and project vs. budget and forecast.

●	Prepare analysis of financial performance with recommendations of corrective actions. Perform review and analysis of various business or operational initiatives (e.g., opening new operations, asset acquisition, new service launches).

Cash Management and Financing

●	Oversee cash flow planning and ensure availability of funds as needed.

●	Oversee all investment, purchasing, payroll and asset management activities.

●	Oversee financing strategies and activities, as well as banking relationships.

Corporate Finance and Investor Relations

●	Represent company in contacts with investment bankers, potential investors, shareholders and financial institutions.

●	Manage the investor relations work with the VP of Corporate Finance and Investor relations.

Accounting and Administration

●	Oversee the accounting departments, processes, tools and reporting world wide to ensure proper maintenance and legal and regulatory compliance.

●	Develop and ensure maintenance of appropriate internal controls and financial procedures to ensure audit and Sarbanes-Oxley Act compliance.

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●	Ensure timely and accurate US GAAP reporting as required by Securities and Exchange Commission rules and regulations.

●	Coordinate audits and proper filing of tax returns worldwide.

●	Oversee preparation of month-end, quarter-end and year-end financial statements.

●	Review all month-end closing activities including general ledger maintenance, balance sheet reconciliations and corporate/overhead cost allocation.

●	Serve as final point of escalation for Accounts Receivable/Accounts Payable issues.

Team Management

●	Mentor and develop the company’s internal and external finance team and investor relations function, managing work allocation, training, problem resolution, performance evaluation, and the building of an effective team dynamic.

Insurance/Real Estate/Legal Affairs

●	Manage the company’s insurance program.

●	Manage the company’s real estate affairs consisting of leases and sub-leases with various landlords.

●	Manage the company’s legal affairs in cooperation with the company’s legal advisors.

●	Work with the organization to ensure compliance with contractual and legal requirements.

2.2	The Employee shall during the employment diligently and faithfully perform such duties and responsibilities and exercise such powers as may from time to time be assigned to the Employee. The Employee is obligated to perform the Employee’s obligations in accordance with the instructions, from time to time, issued by the CEO of Neonode.

3	Loyalty

This Employment Agreement is based on the mutual loyalty and trust between the parties. The Employee shall in all situations safeguard and promote Neonode’s and its affiliated companies’ interests as well as devote the entire Employee’s working hours to Neonode. Without the prior written approval of the management, the Employee may not engage, either directly or indirectly, in any other professional or commercial business, regardless of whether said business activity competes with Neonode’s business or not. The foregoing shall not, however, prevent the Employee from owning or investing in financial instruments listed on a Swedish or foreign stock exchange.

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For the purpose of this Employment Agreement, a company is considered to be an “affiliated company” if it is a legal entity that either directly or indirectly controls, or is controlled by, Neonode.

4	REmuneration and other benefits

4.1	The Employee is entitled to a yearly salary of 1,500,000 SEK, which shall be payable in a gross monthly salary amounting to 125,000 SEK per month. The salary is paid in accordance with Neonode’s prevalent payment routines. The gross monthly salary will be reviewed in February 2015 and will thereafter be reviewed on an annual basis. Neonode is under no obligation to award an increased salary following a salary review. There shall be no review of the salary after notice has been given by either party to terminate the employment.

4.2	The parties acknowledge that the CFO may require overtime work in relation to which no additional compensation will be paid. Overtime work has been taken into consideration, inter alia, when determining the salary level and other benefits according to this Employment Agreement. However, during the period of transition of the duties to Employee, which is anticipated to involve considerably more work hours and duties, Neonode authorizes an additional one-time payment of 250,000 SEK to employee. This payment shall be paid within 30 days of the Commencement Date.

4.3	In connection with Employee’s fees and costs associated with his relocation to Stockholm, Sweden, Employee shall be entitled to a one-time relocation fee payment of 200,000 SEK. This payment shall be paid within 30 days of the Commencement Date.

4.4	In addition to the payments set out in Clauses 4.1 through 4.3 above, the Employee is entitled to receive a yearly bonus during 2014 of up to 300,000 SEK at the discretion of the CEO and a yearly bonus in each subsequent year of up to 50% of his total yearly salary for his performance as CFO and the financial performance of Neonode. In addition, the Employee may be entitled to participate in Neonode’s from time to time applicable bonus policy.

4.5	The Employee is entitled to preventive health care allowance (Sw. friskvårdsbidrag) in accordance with Neonode’s from time to time applicable health care allowance policy. Such allowance may, however, not exceed SEK 2,000 per annum.

4.6	Except as to what is stipulated in this Employment Agreement, Employee is not entitled to any additional remuneration for Employee’s duties or appointment as CFO.

5	Pension and Insurance

5.1	The Employee is entitled to pension and insurance benefits in accordance with Neonode´s policy as applicable from time to time.

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5.2	In addition to Clause 5.1 above, Neonode undertakes to supply occupational group life insurance (Sw. Tjänstegrupplivförsäkring), industrial (occupational) injury insurance (Sw. Trygghetsförsäkring vid arbetsskada) and work travel insurance.

6	holiday

The Employee is entitled to thirty (30) days of paid holiday per annum. Holiday shall be taken after agreement with the Neonode´s management and in accordance with Neonode’s policies applicable from time to time. The calculation of holiday pay is made in accordance with the provisions under the Swedish Annual Leave Act (Sw. Semesterlagen (1977:480)). The Employee is entitled to holiday in advance (Sw. förskottssemster). Neonode is entitled to offset holiday pay made in advance against salary and accrued holiday pay at the termination of employment in accordance with the Swedish Annual Leave Act.

7	sick pay

In the event of sickness, the Employee shall be entitled to sick pay in accordance with Swedish statutory requirements.

8	Expenses

The Employee shall, upon submission of appropriate receipts, receive reimbursement for reasonable and pre-approved out-of-pocket business expenses properly incurred by the Employee in connection with the Employee’s duties. Neonode will also reimburse the Employee for any reasonable business travel expenses which the Employee incurs in connection with the Employee’s duties, subject to and in accordance with the from time to time applicable business travel policy (or equivalent), or, where applicable, in accordance with a specific agreement to be agreed upon by Neonode and the Employee. Reimbursement is subject to the Employee providing Neonode with appropriate receipts and/or invoices.

9	Personal Data and IT Security

9.1	The Employee confirms that Neonode has informed the Employee of the principles governing Neonode’s processing employees' personal data in accordance with the Personal Data Act (1998:204) and that the Employee has given consent thereto.

9.2	The Employee undertakes to comply with Neonode’s, and its affiliated companies’, from time to time applicable policies regarding the use of Neonode’s (and its affiliated companies’) computers, e-mail system, Internet services and software programs. The Employee is aware that Neonode has full access to all files, e-mail correspondence and document handling systems as well as full access to all Internet usage which is stored in the Neonode’s IT system.

10	Intellectual Property RIghts

10.1	Without any additional compensation, Neonode is the sole owner of all rights (and has the exclusive right of disposition to all rights), including but not limited to all intellectual property rights, to any results and material made, designed or produced by the Employee within the frame of the Employee’s employment. Accordingly, Neonode is entitled to modify and/or further develop any results, material or intellectual property rights as well as to transfer or license the rights to such results, material or intellectual property rights to third parties.

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10.2	The Employee is obliged to and agrees to support and procure that Neonode, at any time during the employment or after its expiration, can fully profit from the rights relating to Clause 10.1 above. Accordingly, the Employee is, inter alia, obliged to prepare any documentation which Neonode, at its sole discretion, deems necessary or desirable in order to protect, register and/or maintain Neonode’s rights according to Clause 10.1 above, including but not limited, where necessary, to transfer (without the right to any additional compensation) any such rights to Neonode.

11	Termination

11.1	The employment may be terminated subject to applicable statutory notice period as set out in the Swedish Employment Protection Act (Sw. lag (1982:80) om anställningsskydd). The employee shall however receive 6 months salary for termination without cause. Upon termination for cause, the employee shall not receive any severance.

11.2	The Employee acknowledges that the Employee’s obligations according to Clause 12 (Confidentiality) will continue to remain in force after the expiration of this Employment Agreement, regardless of the reasons for the expiration.

11.3	Upon termination of the employment or at any earlier point in time when the Employee leaves the Employee’s position, the Employee shall return any business material, reports, documents and other property (e.g. computer programs and software), including copies thereof (stored electronically or otherwise), which have been entrusted to the Employee or which have come into the Employee’s possession in connection with the employment. Such material is always Neonode’s property.

12	Confidentiality

12.1	The Employee may not make use of, transfer or otherwise disclose to a third party, neither during the employment nor after its expiration, such information regarding Neonode or its affiliated companies or regarding Neonode’s or its affiliated companies’ businesses, that Neonode wishes to remain confidential.

12.2	For the purpose of this Clause 12, “information” is considered to be all information, including but not limited to information regarding products, materials, pricing, market and sales strategies, management and Neonode’s (or its affiliated companies’) customers and clients, regardless of whether the information is of technical, of commercial or of any other nature, and regardless of whether the information is documented in writing or otherwise.

12.3	The prohibition in Clause 12.1 shall not, however, apply where:

(a)	it is required by this Employment Agreement, by law or mandatory regulations that the information is disclosed, or

(b)	the parties have agreed in writing that the information could be disclosed to a third party, or

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(c)	the information is publicly known and has come to public knowledge in any way other than by breach of the confidentiality undertakings in Clause 12.1 or any other breach of this Employment Agreement.

12.4	The parties agree that Section 7, paragraph 1 of the Act on Protection of Trade Secrets (1990:409) (Sw. lagen om skydd för företagshemligheter) shall apply also after the expiration of the employment regardless of whether any particular reasons (Sw. synnerliga skäl) apply or not. The limitations stipulated in Section 7 paragraph 2 of the Act on the Protection of Trade Secrets (1990:409) shall thus not apply to the Employee in relation to Neonode’s (or its affiliated companies’) trade secrets.

13	Post-termination restrictions

13.1	In order to protect the confidential information of Neonode or of any affiliated company referred to above under Clause 12 to which the Employee has access as a result of the employment, the Employee covenants that the Employee shall neither directly or indirectly, without the prior written consent from the CEO, for a period of twelve months following the expiration of the employment:

(a)	actively solicit the services of or entice away from Neonode or from any of its affiliated companies or engage, whether on his own behalf or on behalf of others, any person who is or was an executive director or a senior manager of Neonode or of any of its affiliated companies at any time during the twelve month period immediately preceding the date on which the Employee’s employment with Neonode terminated; nor

(b)	actively solicit the customer of or entice away from Neonode or from any of its affiliated companies the customer or business of any person who is or was a customer of Neonode or of any of its affiliated companies at any time during the twelve month period immediately preceding the date on which the Employee’s employment with Neonode terminated and with whom the Employee or one of his subordinates dealt with during the said twelve month period.

13.2	In the event of termination of the employment, the Employee undertakes not to copy or use information regarding Neonode’s operations or otherwise utilise Neonode’s contacts and materials.

14	APPLICABLE LAW AND DISPUTE RESOLUTIOn

14.1	This Employment Agreement shall be governed by the substantive laws of Sweden.

15	AMENDMENTS AND MODIFICATIONS

This Employment Agreement may not be amended nor modified unless agreed upon in writing and signed by the parties.

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This Employment Agreement has been executed in duplicate and the parties have received one copy each.

Date:	Date:

NEONODE INC.	LARS LINDQVIST

Thomas Eriksson, CEO	Lars Lindqvist

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